                                                                     EXHIBIT 5.1
                                                                     -----------

                        Testa, Hurwitz & Thibeault, LLP
                                Attorneys At Law
                                125 High Street
    Office (617) 248-7000  Boston, Massachusetts  02110  Fax (617) 248-7100

                              February 28, 2001

SeaChange International, Inc.
124 Acton Street
Maynard, Massachusetts  01754

    Re:  S-1 Registration Statement
         --------------------------

Ladies and Gentlemen:

          We are counsel to SeaChange International, Inc., a Delaware corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the sale to the public by Comcast SC Investment, Inc. ("Comcast") of up to 756,144 shares (the "Purchased Shares") of the Company's Common Stock, $.01 par value per share (the "Common Stock"), purchased pursuant to that certain common stock and warrant purchase agreement, dated as of February 28, 2001, by and between the Company and Comcast SC Investment, Inc. ("Comcast") and 100,000 shares (the "Warrant Shares" and collectively with the Purchased Shares, the "Shares") of Common Stock issuable upon exercise of that certain warrant agreement, dated as of February 28, 2001 (the "Investment Warrant"), issued by the Company in favor of Comcast.

          We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

          Based upon and subject to the foregoing, we are of the opinion that the Purchased Shares are legally issued, fully paid and nonassessable and the Warrant Shares, when issued and paid for in accordance with the terms of the Investment Warrant, will be legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                              Very truly yours,

                              /s/ Testa, Hurwitz & Thibeault, LLP

                              TESTA, HURWITZ & THIBEAULT, LLP